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                                                                     Exhibit A.1

                            CERTIFICATE OF FORMATION

                                       OF

                      GM ABSOLUTE RETURN STRATEGY FUND, LLC

     FIRST: The name of the limited liability company (the "LLC") is: GM Absolute Return Strategy Fund, LLC

     SECOND: The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The name of its Registered Agent at such address is Corporation Service Company.

     THIRD: In accordance with Section 18-215(b) of the Delaware Limited Liability Act (6 Del. C., Section 18-101 et. seq.), notice is hereby given that the LLC intends to have one or more series and the debts, liabilities and obligations incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets of such series only, and not against the assets of the LLC generally or any other series thereof, and, unless otherwise provided in the limited liability company agreement of the LLC, none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the LLC generally or any other series thereof shall be enforceable against the assets of such series.

          IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of GM Absolute Return Strategy Fund, LLC this 13th day of June, 2001.


                                                      /s/ Amita Verma
                                                      --------------------------
                                                      Amita Verma
                                                      Authorized Person